February 24, 2005


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We have read the statements made by GAM Funds, Inc.
(the Funds) (copy attached), which we understand will be filed with the Commission, pursuant to Item
77K of Form N-SAR, as part of the Funds Form N-SAR report dated March 1, 2005. We agree with the statements concerning our Firm in such Form N-SAR.

Very truly yours,



/s/ PricewaterhouseCoopers LLP